Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces Strong Fourth Quarter and Annual 2020 Financial Results

•

Fourth Quarter 2020 Results Include GAAP Net Income of $112.9 Million, Adjusted EBITDA of $262 Million, Diluted Earnings Per Share of $1.54 and Adjusted Diluted Earnings Per Share of $1.75, Exceeding Guidance Expectations

•	Continued Strong Fourth Quarter Cash Flow from Operations, Record Annual 2020 Cash Flow from Operations of $937 Million, and Significant Net Debt Reduction of $481 Million During 2020

•

Annual 2021 Guidance Includes Revenue of $7.8 Billion, a 24% Increase Over 2020, GAAP Net Income of $321 Million, Adjusted EBITDA of $875 Million Versus $810 Million in 2020 and Diluted Earnings Per Share of $4.34 and Adjusted Diluted Earnings Per Share of $5.00

Coral Gables, FL (February 25, 2021) — MasTec, Inc. (NYSE: MTZ) today announced strong 2020 fourth quarter and full year financial results and issued its initial 2021 guidance expectation.

For the Fourth Quarter:

Fourth quarter 2020 revenue was $1.6 billion, compared to $1.7 billion for the fourth quarter of 2019. GAAP net income was $112.9 million, or $1.54 per diluted share, compared to $100.7 million, or $1.33 per diluted share, in the fourth quarter of 2019.

Fourth quarter 2020 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, were $128.1 million, or $1.75 per adjusted diluted share, compared to $106.3 million, or $1.40 per adjusted diluted share in the fourth quarter of 2019, a 25% increase per adjusted diluted share.

Fourth quarter 2020 adjusted EBITDA, also a non-GAAP measure, was $261.5 million, compared to $210.2 million in the fourth quarter of 2019, a 24% increase. Fourth quarter adjusted EBITDA margin rate of 16.0% increased 370 basis points compared to the fourth quarter of 2019.

18-month backlog as of December 31, 2020 was $7.9 billion, compared to $7.7 billion as of September 30, 2020 and $8.0 billion as of December 31, 2019.

For the Full Year:

For the year ended December 31, 2020, revenue was $6.3 billion, compared to $7.2 billion for the prior year. GAAP net income was $322.7 million, or $4.38 per diluted share, compared to $394.1 million, or $5.17 per diluted share in 2019.

Full year 2020 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, were $376.4 million, or $5.11 per adjusted diluted share, compared to $415.9 million, or $5.46 per adjusted diluted share during 2019.

Full year 2020 adjusted EBITDA, also a non-GAAP measure, was $810.0 million, compared to $843.2 million in 2019. Full year 2020 adjusted EBITDA margin rate of 12.8% increased 110 basis points compared to last year.

Adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, and free cash flow, which are all non-GAAP measures, exclude certain items which are detailed and reconciled to the most comparable GAAP-reported measures in the attached Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures.

Jose Mas, MasTec’s Chief Executive Officer, commented, “As I reflect on how our team successfully and safely managed unprecedented challenges during 2020, I am incredibly proud of the men and women of MasTec. Our operations have exhibited tremendous resiliency during the pandemic, and as I look forward to 2021 and beyond, I am extremely excited about various significant growth opportunities as we provide critical power, communications and other infrastructure services to our customers.”

Mr. Mas continued, “Our initial 2021 guidance reflects strong 24% revenue growth, with all of our segments expected to approach double digit top line increases when compared to last year. We also expect our non-Oil & Gas segments to experience approximately 40% adjusted EBITDA dollar growth in 2021, continuing the trend we experienced in 2020, highlighting the strength of our diversified portfolio of services. We expect 2021 will be a record year, with developing trends in communications, clean energy and infrastructure affording us strong opportunities for additional growth in 2022 and beyond.”

George Pita, MasTec’s Executive Vice President and Chief Financial Officer, noted, “During 2020, despite the impacts of the pandemic, we maintained a strong cash flow profile, with record annual 2020 cash flow from operations of $937 million and 2020 annual free cash flow exceeding adjusted net income by over $380 million. Our strong cash flow performance allowed us to reduce our 2020 year-end net debt level by approximately $481 million when compared to last year, the lowest level in over 7 years. We enter the new year with a strong balance sheet, ample liquidity and comfortable leverage metrics, providing us the financial ability to take advantage of various opportunities our markets afford us to maximize shareholder value.”

While the nation continues to be affected by the COVID-19 pandemic, most of MasTec’s construction services have been deemed essential under state and local pandemic mitigation orders, and all its business segments have continued to operate. The COVID-19 pandemic has had a negative impact on the Company’s operations and the Company expects some continued negative impact. Negative effects include lost productivity from governmental permitting approval delays, reduced crew productivity due to social distancing, other mitigation measures or other factors, the health and availability of work crews or other key personnel, including subcontractors or supply chain disruptions, and/or delayed project start dates or project shutdowns or cancellations that may be mandated or requested by governmental authorities or others, all of which could result in lower revenue, higher operating costs and/or create lower levels of overhead cost absorption.

Based on the information available today, the Company is providing both first quarter and full year 2021 guidance. The Company currently expects full year 2021 revenue will approximate $7.8 billion, a record level. 2021 full year GAAP net income and diluted earnings per share are expected to approximate $321 million and $4.34, respectively. Full year 2021 adjusted EBITDA and adjusted diluted earnings per share are expected to approximate $875 million, representing a record level, or 11.2% of revenue, and adjusted diluted earnings per share expected to be $5.00.

For the first quarter of 2021, the Company expects revenue of approximately $1.65 billion. First quarter 2021 GAAP net income is expected to approximate $47 million, with GAAP diluted earnings per share expected to be $0.64. First quarter 2021 adjusted EBITDA is expected to approximate $172 million or 10.4% of revenue, with adjusted diluted earnings per share expected to be $0.80.

Management will hold a conference call to discuss these results on Friday, February 26, 2021 at 9:00 a.m. Eastern Time. The call-in number for the conference call is (323) 794-2551 or (888) 254-3590 and the replay phone number is (719) 457-0820 with a pass code of 3490694. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

The following tables set forth the financial results for the periods ended December 31, 2020 and 2019:

Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenue	$1,636,795	$1,709,224	$6,320,975	$7,183,188
Costs of revenue, excluding depreciation and amortization	1,322,234	1,434,238	5,270,879	6,070,244
Depreciation	76,667	52,466	258,841	212,485
Amortization of intangible assets	10,527	8,846	38,910	22,997
Goodwill and intangible asset impairment	—	3,319	—	3,319
General and administrative expenses	76,028	78,919	319,192	299,500
Interest expense, net	14,264	18,848	59,629	77,026
Equity in earnings of unconsolidated affiliates	(7,646)	(7,590)	(29,738)	(27,367)
Loss on extinguishment of debt	—	—	5,569	—
Other (income) expense, net	(8,988)	(2,277)	(27,471)	14,045

Income before income taxes	$153,709	$122,455	$425,164	$510,939
Provision for income taxes	(40,783)	(21,771)	(102,465)	(116,843)

Net income	$112,926	$100,684	$322,699	$394,096

Net (loss) income attributable to non-controlling interests	(196)	(232)	(149)	1,762

Net income attributable to MasTec, Inc.	$113,122	$100,916	$322,848	$392,334

Earnings per share:
Basic earnings per share	$1.56	$1.34	$4.43	$5.22

Basic weighted average common shares outstanding	72,288	75,344	72,799	75,185

Diluted earnings per share	$1.54	$1.33	$4.38	$5.17

Diluted weighted average common shares outstanding	73,501	76,067	73,715	75,846

Consolidated Balance Sheets

(unaudited - in thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets	$2,359,015	$2,173,559
Property and equipment, net	982,328	905,835
Operating lease assets	176,573	229,903
Goodwill, net	1,243,034	1,221,440
Other intangible assets, net	184,043	211,528
Other long-term assets	282,856	254,741

Total assets	$5,227,849	$4,997,006

Liabilities and Equity
Current liabilities	$1,415,199	$1,219,126
Long-term debt, including finance leases	1,157,632	1,314,030
Long-term operating lease liabilities	116,506	154,553
Deferred income taxes	302,938	296,326
Other long-term liabilities	230,049	221,280
Total equity	2,005,525	1,791,691

Total liabilities and equity	$5,227,849	$4,997,006

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	For the Years Ended December 31,
	2020	2019
Net cash provided by operating activities	$937,254	$550,278
Net cash used in investing activities	(216,605)	(261,823)
Net cash used in financing activities	(369,887)	(244,631)
Effect of currency translation on cash	929	181

Net increase in cash and cash equivalents	351,691	44,005

Cash and cash equivalents - beginning of period	$71,427	$27,422

Cash and cash equivalents - end of period	$423,118	$71,427

Note: Liquidity is defined as cash plus availability under our credit facilities.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
Segment Information	2020	2019	2020	2019
Revenue by Reportable Segment
Communications	$568.4	$673.9	$2,512.2	$2,618.8
Clean Energy and Infrastructure	345.6	333.0	1,526.9	1,034.3
Oil and Gas	599.7	586.7	1,789.8	3,117.2
Electrical Transmission	125.8	115.6	506.5	413.9
Other	0.4	0.1	0.6	0.2
Eliminations	(3.1)	(0.1)	(15.0)	(1.2)
Corporate	—	—	—	—

Consolidated revenue	$1,636.8	$1,709.2	$6,321.0	$7,183.2

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA by Reportable Segment
EBITDA	$255.2	$202.6	$782.5	$823.4
Non-cash stock-based compensation expense	6.3	4.3	21.9	16.4
Loss on extinguishment of debt	—	—	5.6	—
Goodwill and intangible asset impairment	—	3.3	—	3.3

Adjusted EBITDA	$261.5	$210.2	$810.0	$843.2

Reportable Segment:
Communications	$63.3	$54.0	$270.1	$208.8
Clean Energy and Infrastructure	10.9	25.7	80.4	40.1
Oil and Gas	195.9	134.7	510.9	634.2
Electrical Transmission	0.7	9.2	14.9	29.5
Other	8.2	7.1	30.7	26.5
Corporate	(17.5)	(20.5)	(97.0)	(95.9)

Adjusted EBITDA	$261.5	$210.2	$810.0	$843.2

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA Margin by Reportable Segment
EBITDA Margin	15.6%	11.9%	12.4%	11.5%
Non-cash stock-based compensation expense	0.4%	0.3%	0.3%	0.2%
Loss on extinguishment of debt	—%	—%	0.1%	—%
Goodwill and intangible asset impairment	—%	0.2%	—%	0.0%

Adjusted EBITDA margin	16.0%	12.3%	12.8%	11.7%

Reportable Segment:
Communications	11.1%	8.0%	10.7%	8.0%
Clean Energy and Infrastructure	3.2%	7.7%	5.3%	3.9%
Oil and Gas	32.7%	23.0%	28.5%	20.3%
Electrical Transmission	0.6%	8.0%	2.9%	7.1%
Other	NM	NM	NM	NM
Corporate	—	—	—	—

Adjusted EBITDA margin	16.0%	12.3%	12.8%	11.7%

NM - Percentage is not meaningful

Note: The Communications, Clean Energy and Infrastructure, and Electrical Transmission segments represent the “non-Oil & Gas” segments referred to in Mr. Mas’ commentary.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share amounts)

	For the Three Months Ended December 31, (a)		For the Years Ended December 31, (a)
	2020	2019	2020	2019
EBITDA and Adjusted EBITDA Reconciliation
Net income	$112.9	$100.7	$322.7	$394.1
Interest expense, net	14.3	18.8	59.6	77.0
Provision for income taxes	40.8	21.8	102.5	116.8
Depreciation	76.7	52.5	258.8	212.5
Amortization of intangible assets	10.5	8.8	38.9	23.0

EBITDA	$255.2	$202.6	$782.5	$823.4

Non-cash stock-based compensation expense	6.3	4.3	21.9	16.4
Loss on extinguishment of debt	—	—	5.6	—
Goodwill and intangible asset impairment	—	3.3	—	3.3

Adjusted EBITDA	$261.5	$210.2	$810.0	$843.2

	For the Three Months Ended December 31, (a)		For the Years Ended December 31, (a)
	2020	2019	2020	2019
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	6.9%	5.9%	5.1%	5.5%
Interest expense, net	0.9%	1.1%	0.9%	1.1%
Provision for income taxes	2.5%	1.3%	1.6%	1.6%
Depreciation	4.7%	3.1%	4.1%	3.0%
Amortization of intangible assets	0.6%	0.5%	0.6%	0.3%

EBITDA margin	15.6%	11.9%	12.4%	11.5%

Non-cash stock-based compensation expense	0.4%	0.3%	0.3%	0.2%
Loss on extinguishment of debt	—%	—%	0.1%	—%
Goodwill and intangible asset impairment	—%	0.2%	—%	0.0%

Adjusted EBITDA margin	16.0%	12.3%	12.8%	11.7%

(a)	All prior year periods have been updated to conform with the current period presentation.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share amounts)

	For the Three Months Ended December 31, 2020	For the Year Ended December 31, 2020
Adjusted Net Income Reconciliation
Net income	$112.9	$322.7
Non-cash stock-based compensation expense	6.3	21.9
Amortization of intangible assets	10.5	38.9
Loss on extinguishment of debt	—	5.6
Income tax effect of adjustments (a)	(4.2)	(15.2)
Statutory tax rate effects (b)	2.5	2.5

Adjusted net income	$128.1	$376.4

	For the Three Months Ended December 31, 2020	For the Year Ended December 31, 2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$1.54	$4.38
Non-cash stock-based compensation expense	0.09	0.30
Amortization of intangible assets	0.14	0.53
Loss on extinguishment of debt	—	0.08
Income tax effect of adjustments (a)	(0.06)	(0.21)
Statutory tax rate effects (b)	0.03	0.03

Adjusted diluted earnings per share	$1.75	$5.11

	For the Three Months Ended December 31, 2019 (c)	For the Year Ended December 31, 2019 (c)
Adjusted Net Income Reconciliation
Net income	$100.7	$394.1
Non-cash stock-based compensation expense	4.3	16.4
Amortization of intangible assets	8.8	23.0
Goodwill and intangible asset impairment	3.3	3.3
Income tax effect of adjustments (a)	(4.9)	(13.2)
Statutory tax rate effects (b)	(5.9)	(7.8)

Adjusted net income	$106.3	$415.9

	For the Three Months Ended December 31, 2019 (c)	For the Year Ended December 31, 2019 (c)
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$1.33	$5.17
Non-cash stock-based compensation expense	0.06	0.22
Amortization of intangible assets	0.12	0.30
Goodwill and intangible asset impairment	0.04	0.04
Income tax effect of adjustments (a)	(0.06)	(0.17)
Statutory tax rate effects (b)	(0.08)	(0.10)

Adjusted diluted earnings per share	$1.40	$5.46

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)

For the year ended December 31, 2020, includes the effect of changes in state tax rates and for the year ended December 31, 2019, includes the effects of changes in Canadian provincial statutory tax rates, as well as changes in state tax rates.

(c)	All prior year periods have been updated to conform with the current period presentation.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share amounts)

	For the Years Ended December 31,
	2020	2019 (a)
Free Cash Flow Compared to Adjusted Net Income
Adjusted net income	$376.4	$415.9
Net cash provided by operating activities	937.3	550.3
Less cash capital expenditures	(213.7)	(126.5)
Add proceeds on sale of fixed assets	37.1	35.0

Free cash flow	$760.7	$458.8

Free cash flow excess compared to adjusted net income	$384.3	$42.9

	December 31, 2020	December 31, 2019
Net Debt Reconciliation
Current portion of long-term debt, including finance leases	$145.1	$118.4
Long-term debt, including finance leases	1,157.6	1,314.0

Total debt, including finance leases	1,302.7	1,432.4

Cash and cash equivalents	$423.1	$71.4

Net debt	$879.6	$1,361.0

(a)	All prior year periods have been updated to conform with the current period presentation.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share amounts)

	Guidance for the Three Months Ended March 31, 2021 Est.	For the Three Months Ended March 31, 2020
EBITDA and Adjusted EBITDA Reconciliation
Net income	$47	$36.1
Interest expense, net	15	17.0
Provision for income taxes	16	0.4
Depreciation	79	53.1
Amortization of intangible assets	10	7.4

EBITDA	$166	$114.0
Non-cash stock-based compensation expense	6	4.0

Adjusted EBITDA	$172	$118.0

	Guidance for the Three Months Ended March 31, 2021 Est.	For the Three Months Ended March 31, 2020
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	2.9%	2.5%
Interest expense, net	0.9%	1.2%
Provision for income taxes	1.0%	0.0%
Depreciation	4.8%	3.7%
Amortization of intangible assets	0.6%	0.5%

EBITDA margin	10.1%	8.0%
Non-cash stock-based compensation expense	0.4%	0.3%

Adjusted EBITDA margin	10.4%	8.3%

	Guidance for the Three Months Ended March 31, 2021 Est.	For the Three Months Ended March 31, 2020
Adjusted Net Income Reconciliation
Net income	$47	$36.1
Non-cash stock-based compensation expense	6	4.0
Amortization of intangible assets	10	7.4
Income tax effect of adjustments (a)	(4)	(2.7)

Adjusted net income	$59	$44.9

	Guidance for the Three Months Ended March 31, 2021 Est.	For the Three Months Ended March 31, 2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$0.64	$0.48
Non-cash stock-based compensation expense	0.08	0.05
Amortization of intangible assets	0.14	0.10
Income tax effect of adjustments (a)	(0.06)	(0.04)

Adjusted diluted earnings per share	$0.80	$0.60

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share amounts)

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019 (a)
EBITDA and Adjusted EBITDA Reconciliation
Net income	$321	$322.7	$394.1
Interest expense, net	58	59.6	77.0
Provision for income taxes	106	102.5	116.8
Depreciation	325	258.8	212.5
Amortization of intangible assets	41	38.9	23.0

EBITDA	$852	$782.5	$823.4

Non-cash stock-based compensation expense	23	21.9	16.4
Loss on extinguishment of debt	—	5.6	—
Goodwill and intangible asset impairment	—	—	3.3

Adjusted EBITDA	$875	$810.0	$843.2

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019 (a)
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	4.1%	5.1%	5.5%
Interest expense, net	0.7%	0.9%	1.1%
Provision for income taxes	1.4%	1.6%	1.6%
Depreciation	4.2%	4.1%	3.0%
Amortization of intangible assets	0.5%	0.6%	0.3%

EBITDA margin	10.9%	12.4%	11.5%

Non-cash stock-based compensation expense	0.3%	0.3%	0.2%
Loss on extinguishment of debt	—%	0.1%	—%
Goodwill and intangible asset impairment	—%	—%	0.0%

Adjusted EBITDA margin	11.2%	12.8%	11.7%

(a)	All prior year periods have been updated to conform with the current period presentation.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share amounts)

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019 (c) (d)
Adjusted Net Income Reconciliation
Net income	$321	$322.7	$394.1
Non-cash stock-based compensation expense	23	21.9	16.4
Amortization of intangible assets	41	38.9	23.0
Loss on extinguishment of debt	—	5.6	—
Goodwill and intangible asset impairment	—	—	3.3
Income tax effect of adjustments (a)	(16)	(15.2)	(13.2)
Statutory tax rate effects (b)	—	2.5	(7.8)

Adjusted net income	$370	$376.4	$415.9

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019 (c) (d)
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$4.34	$4.38	$5.17
Non-cash stock-based compensation expense	0.31	0.30	0.22
Amortization of intangible assets	0.56	0.53	0.30
Loss on extinguishment of debt	—	0.08	—
Goodwill and intangible asset impairment	—	—	0.04
Income tax effect of adjustments (a)	(0.22)	(0.21)	(0.17)
Statutory tax rate effects (b)	—	0.03	(0.10)

Adjusted diluted earnings per share	$5.00	$5.11	$5.46

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)

For the year ended December 31, 2020, includes the effect of changes in state tax rates and for the year ended December 31, 2019, includes the effects of changes in Canadian provincial statutory tax rates, as well as changes in state tax rates.

(c)	All prior year periods have been updated to conform with the current period presentation.
(d)	Reflects revised estimate for tax effects as compared to earnings release filed on February 27, 2020.

The tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy, utility and other infrastructure, such as: wireless, wireline/fiber and customer fulfillment activities; power generation, including from clean energy and renewable sources; pipeline infrastructure; electrical utility transmission and distribution; heavy civil; and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news and webcasts on the Events & Presentations page in the Investors section therein.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: risks related to adverse effects of health epidemics and pandemics or other outbreaks of communicable diseases, such as the COVID-19 pandemic; market conditions, technological developments, regulatory or policy changes, including permitting processes and tax incentives that affect us or our customers’ industries; the effect of federal, local, state, foreign or tax legislation and other regulations affecting the industries we serve and related projects and expenditures; the effect on demand for our services of changes in the amount of capital expenditures by our customers due to, among other things, economic conditions, including potential adverse effects of public health issues, such as the coronavirus outbreak on economic activity generally, the availability and cost of financing, and customer consolidation in the industries we serve; activity in the industries we serve and the impact on our customers’ expenditure levels caused by fluctuations in commodity prices, including for oil, natural gas, electricity and other energy sources; our ability to manage projects effectively and in accordance with our estimates, as well as our ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects and estimates of the recoverability of change orders; the timing and extent of fluctuations in operational, geographic and weather factors affecting our customers, projects and the industries in which we operate; the highly competitive nature of our industry and the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice under our contracts, and/or customer disputes related to our performance of services and the resolution of unapproved change orders; risks related to completed or potential acquisitions, including our ability to identify suitable acquisition or strategic investment opportunities, to integrate acquired businesses within expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected, including the risk of potential asset impairment charges and write-downs of goodwill; our dependence on a limited number of customers and our ability to replace non-recurring projects with new projects; the effect of state and federal regulatory initiatives, including costs of compliance with existing and potential future safety and environmental requirements, including with respect to climate change; risks associated with potential environmental issues and other hazards from our operations; disputes with, or failures of, our subcontractors to deliver agreed-upon supplies or services in a timely fashion, and the risk of being required to pay our subcontractors even if our customers do not pay us; risks related to our strategic arrangements, including our equity investments; any exposure resulting from system or information technology interruptions or data security breaches; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the adequacy of our insurance, legal and other reserves; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; our ability to maintain a workforce based upon current and anticipated workloads; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, and our ability to enforce any noncompetition agreements; fluctuations in fuel, maintenance, materials, labor and other costs; risks associated with volatility of our stock price or any dilution or stock price volatility that shareholders may experience in connection with shares we may issue as consideration for earn-out obligations or as purchase consideration in connection with past or future acquisitions, or as a result of other stock issuances; restrictions imposed by our credit facility, senior notes and any future loans or securities; our ability to obtain performance and surety bonds; risks related to our operations that employ a unionized workforce, including labor availability, productivity and relations, as well as risks associated with multiemployer union pension plans, including underfunding and withdrawal liabilities; risks associated with operating in or expanding into additional international markets, including risks from fluctuations in foreign currencies, foreign labor and general business conditions and risks from failure to comply with laws applicable to our foreign activities and/or governmental policy uncertainty; a small number of our existing shareholders have the ability to influence major corporate decisions; as well as other risks detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. These and other risks are detailed in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this press release to reflect future events or circumstances, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.